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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549
                                   FORM 12b-25

                         NOTIFICATION OF LATE FILING

                                    (Check One):

                     [X] Form 10-K [ ] Form 20-F [ ] Form 11-K
                            [ ] Form 10-Q [ ] Form N-SAR



For Period Ended                     December 31, 2000
                                     -----------------


[  ]     Transition Report on Form 10-K
[  ]     Transition Report on Form 20-F
[  ]     Transition Report on Form 11-K
[  ]     Transition Report on Form 10-Q
[  ]     Transition Report on Form N-SAR

For the Transition Period Ended:



                  Read Attached Instruction Sheet Before Preparing Form.
                                Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

________________________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Items(s) to which the notification relates:


________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________



Part I -- Registrant Information

________________________________________________________________________________

Full Name of Registrant
Former Name if Applicable:                          Telos Corporation
                         _______________________________________________________

Address of Principal Executive Office (Street and Number)

                                                    19886 Ashburn Road
________________________________________________________________________________


City, State and Zip Code:                        Ashburn, Virginia  20147
                         _______________________________________________________
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________________________________________________________________________________

Part II -- Rules 12b-25(b) and (c)
________________________________________________________________________________

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/x/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/x/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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________________________________________________________________________________

Part III -- Narrative
________________________________________________________________________________

     State below in reasonable detail the reason why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Form 10-K could not be filed within the prescribed time period because full and complete financial information was not available to the Company at April 2, 2001.
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________________________________________________________________________________

Part IV -- Other Information

________________________________________________________________________________

(1) Name and telephone number of person to contact in regard to the notification

Thomas J. Ferrara                     (703)                         724-3800
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  (Name)                       (Area Code)                 (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                         [ X ]     Yes             [ ]     No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                          []       Yes             [X]      No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                                   TELOS CORPORATION
                                   -----------------
                      (Name of Registrant as specified in charter)

has caused the notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:      April 2, 2001               By:/s/  Thomas J. Ferrara
- -----      -------------               ------  --------------
                                              Thomas J. Ferrara
                                              Chief Financial Officer,
                                              Treasurer



INSTRUCTION:       The  form  may  be  signed  by an  executive  officer  of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



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                            ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)
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